Exhibit 10.4

THIRD AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT

This THIRD AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT (the “Amendment”) is made and entered into this ___ day of August, 2006 by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (the “Landlord”) and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Tenant”).

RECITALS

A. Landlord and Tenant entered into a Lease and Development Agreement dated as of August 12, 2004 as amended by letter agreement between the Landlord and the Tenant of even date, as further amended by letter agreement between the Landlord and Tenant dated October 4, 2005, and as further amended by Second Amendment to Lease and Development Agreement dated October 28, 2005 between the Landlord and Tenant (collectively, the “Lease and Development Agreement”) pursuant to which the Tenant agreed, subject to the terms and conditions in the Lease and Development Agreement, to construct and develop the gaming and mixed use Project in unincorporated Lemay, Missouri, including an access road (the “Project”).

B. The Landlord and Tenant desire to extend certain times in which Tenant and Landlord have to complete specific tasks and development of the Project under the Lease and Development Agreement and to make certain other amendments to the Lease and Development Agreement.

C. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease and Development Agreement.

D. The Landlord and Tenant are parties to an Intergovernmental Cooperation Agreement dated August 10, 2005 with other parties signatory thereto (the “Intergovernmental Agreement”) which provides, among other things, that Landlord will use its best efforts to acquire all necessary property interest in the property owned by the United States of America (“United States”) which is legally described on Exhibit A attached hereto (the “NIMA Property”), a portion of which will be used for the Access Road (“Access Road Property”), and the remainder of which another third party may purchase from Landlord (the “Remaining Property”).

E. The Landlord and Tenant contracted for the preparation of a survey, a plat of which is attached hereto as Exhibit B for the purpose of constructing the Access Road and which plat shows the boundaries of the Access Road Property and the Remaining Property.

F. The preferred alignment for Tenant’s Access Road is shown on Exhibit C attached hereto as the “Red Route”. The Red Route can be constructed for less money and is a more direct approach to the Property and to the NIMA Property. The Red Route requires that the Access Road traverse certain real property that are restricted by the Federal Emergency Management Agency (“FEMA”). Landlord has requested that FEMA grant Landlord an easement and other approvals permitting the Red Route to traverse these properties.

G. Pursuant to the Intergovernmental Agreement, the Landlord has now entered into an Agreement for Lease and Transfer with the United States acting by and through the Secretary of Air Force and the Administrator of the General Services Administration (the “United States”) dated February 27, 2006 (the “Transfer Agreement”) under which the Landlord has leased the NIMA Property from the United States and pursuant to which the United States will transfer the NIMA Property to the Landlord. Pursuant to the Transfer Agreement and subject to certain conditions set forth therein, the Landlord has agreed to assume responsibility for remediation of Known Conditions (as defined in the Transfer Agreement), and the United States has agreed to retain remedial responsibility for any Unknown Conditions (as defined in the Transfer Agreement).

H. The Landlord has entered into an Interim Remediation Agreement dated February 21, 2006 (the “IRA”) with the State of Missouri acting through the Missouri Department of Natural Resources (“MDNR”) and the Missouri Attorney General’s office enabling but not requiring remediation work on the Access Road Property prior to the United States’ transfer of ownership of the NIMA Property to the Landlord.

I. The Landlord and MDNR have entered into an Abatement Order on Consent (“AOC”) with respect to the NIMA Property, effective upon transfer of ownership of the NIMA Property from the United States to the Landlord, governing remediation of the NIMA Property after such transfer using risk-based corrective standards and requirements of MDNR under the Missouri Brownfields/Voluntary Cleanup Program.

J. The Tenant and St. Louis County, Missouri (“County”) have entered into a Road Development Agreement (“Road Development Agreement”) dated August 26, 2005, whereby the Tenant has made certain agreements concerning the Access Road.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree to amend the Lease and Development Agreement as follows:

1. Title and Survey Condition. The period in Section 2(b) in which Landlord has to advise Tenant whether Landlord will cure or remove matters or exceptions relating to the title and survey, and objected to by Tenant, shall be extended to August 31, 2006. The period in Section 2(b) in which Tenant has to cancel the Lease and Development Agreement because of title and or survey objections or waive its objections shall be extended to August 31, 2006.

2. Environmental Condition. Subject to the remediation condition in Section 2(h), the environmental condition in Section 2(e) of the Lease is waived. For purposes of Section 2(h) of the Lease and Development Agreement, Landlord and Tenant confirm that they have previously agreed that the remediation budget exclusively for the NL property shall mean $20,000,000.

3. Submission of Plans to Landlord. The date in Section 4(b) by which Tenant has to submit to Landlord for Landlord’s approval, a final site plan, footprints, utility plans, exterior renderings, elevations and offsite improvements plans, together with a proposed schedule of the applicable work shall be extended to August 18, 2006.

4. Waiver. The time set out in Section 2(d) in which Tenant has to investigate the Property from the standpoint of soil and subsurface conditions and the period in Section 2(g) in which Tenant has to obtain Site Permits are hereby waived and deemed satisfied.

5. Community Facilities. Subject to and contingent upon the Landlord obtaining the necessary FEMA easement and approvals to construct the Red Route, the first sentence of Section 4(h) shall be amended to provide that the Aquatic Center shall have a minimum budget of $5,000,000.

6. NIMA Property Obligations. The Landlord and the Tenant agree to modify Section 4 of the Lease and Development Agreement by the addition of new paragraphs 4(r), 4(s), 4(t), 4(u) and 4(v) to provide for the obligations of the Landlord and the Tenant concerning the NIMA Property as follows:

A. “4(r). Tenant’s NIMA Property Obligations. Tenant hereby agrees as follows:

(i) Tenant agrees, at its expense and in partial satisfaction of the Landlord’s obligations under the Transfer Agreement, to remediate Known Conditions (as that term is defined in the Transfer Agreement) within the Access Road Property to the extent required by the MDNR (or any other governmental authority having jurisdiction over or which is charged with the responsibility of approving or otherwise reviewing such remediation work) for issuance of a “no further action letter” or equivalent closure certification, consistent with the intended use and construction of the Access Road thereon including any ongoing activities required by MDNR such as groundwater monitoring within the boundaries of the Access Road Property. Landlord shall have no obligation to perform or pay for any investigation or Environmental Remediation of a Known Condition on the Access Road Property, including but not limited to professional service fees and MDNR oversight fees except as provided in Section 4(u). Tenant shall not perform any Environmental Remediation or otherwise initiate construction on the Access Road Property prior to the United States’ transfer of ownership of the NIMA Property to the Landlord without an amendment to this Lease approved in writing by Landlord and Tenant which shall address the procedures for proceeding under the IRA and for which Landlord shall impose no amendment fee. Environmental Remediation of Known Conditions that Tenant undertakes or completes after the Landlord obtains ownership of the NIMA Property shall be performed in accordance with the requirements of the AOC, considering and allowing for appropriate engineering controls and risk-based cleanup levels or standards for non-residential development. Tenant shall also demolish, or cause to be demolished, Building 89004 located on the Access Road

Property in furtherance of Tenant’s construction of the Access Road. In connection with such demolition and Environmental Remediation work, Tenant shall undertake (1) the removal and/or abatement of asbestos in Building 89004; (2) the pre-demolition removal and disposal of other environmental items of concern, including but not limited to light tubes and/or ballasts, mercury containing thermostats, refrigeration units, oil impacted boiler equipment, electrical transformers, or miscellaneous containerized environmental items, if any, from Building 89004; and (3) the disposal of debris containing lead-based paint from the demolition of Building 89004.

(ii) Subject to the provisions of subsection (i) of this Section 4 (r), Tenant shall deal directly with MDNR and any other governmental agencies with jurisdiction over any Environmental Remediation of Known Conditions and demolition of Building 89004 on the Access Road Property and shall keep the Landlord fully apprised of the work being performed by Tenant. The Landlord shall have the right to review and approve all such actions undertaken by Tenant; provided, however, that to the extent permissible under the Transfer Agreement and the AOC, Tenant shall not be restrained by the Landlord regarding the details or schedule proposed by Tenant for any such Environmental Remediation or building demolition work. All Environmental Remediation and demolition work required of Tenant within the boundaries of the Access Road Property shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by the Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant shall proceed promptly, continuously, and diligently with such Environmental Remediation and demolition work to enable Tenant to complete the construction of the Access Road prior to the opening of the Project to the public for gaming, provided always that such Environmental Remediation and demolition work shall be performed in compliance with all applicable federal, state, and local laws, ordinances, and regulations. In addition, any such Environmental Remediation and demolition work shall be completed to the satisfaction of and in accordance with the requirements of MDNR or any other governmental agencies or authorities having jurisdiction over or which are charged with the responsibility of approving or reviewing the work. All such work shall be performed in a good and safe manner, consistent with generally accepted engineering practices. Tenant shall have no obligation to begin Environmental Remediation of Known Conditions and/or demolition work on the Access Road Property prior to the United States’ transfer of ownership of the NIMA Property to the Landlord.

(iii) The Environmental Remediation of Known Conditions Tenant hereby agrees to perform within the Access Road Property boundaries shall be undertaken in partial satisfaction of the Landlord’s obligations under the Transfer Agreement. The Landlord shall have the right to review and approve any necessary transportation and disposal documents that may be required in connection with the transportation and disposal of any Hazardous Substances as part of any assessment, remediation, or demolition work performed within the boundaries of the Access Road Property.

(iv) Tenant and its representatives or contractors are hereby authorized to release any and all analytical geotechnical data and/or other site assessment information obtained in furtherance of Tenant’s obligations hereunder to MDNR and any other applicable regulatory agencies. Tenant agrees to provide the Landlord with copies of all reports of such data and information submitted to any regulatory agency. Tenant, or its contractors, shall maintain complete and accurate records of all such data and information for such time as required by applicable federal and Missouri laws and regulations.

(v) Subject to ongoing remedial activities such as groundwater monitoring within the Access Road Property and subject to MDNR’s ongoing enforcement authority with respect to Environmental Remediation of the Access Road Property, Tenant’s obligation to perform Environmental Remediation of Known Conditions on behalf of the Landlord within the boundaries of the Access Road Property shall terminate at such time that MDNR issues a written acknowledgment that no further action will be required on the Access Road Property, provided, however, that Tenant has performed and paid for all applicable obligations of Tenant under this Amendment and in partial satisfaction of the Landlord’s obligations under the Transfer Agreement. Tenant shall use its best efforts to obtain a “no further action” letter or equivalent closure certification with respect to the Access Road Property upon completion of remedial activities required thereon, even if Environmental Remediation and/or demolition work on the Remaining Property remains ongoing or otherwise is incomplete.

(vi) Tenant shall not permit any liens to stand against the NIMA Property for work done or materials furnished to Tenant in connection with any work or activities authorized or required of Tenant under this Amendment. Tenant hereby indemnifies and holds the Landlord harmless from and against any loss, cost, damage, claim, demand or expense (including reasonable attorney’s fees and expenses) incurred by the Landlord on account of any negligence or intentional misconduct in the performance of work by Tenant under this Amendment, including without limitation any death or injury to persons or loss of or damage to property, real or personal, or any breach of this Amendment by Tenant. The foregoing indemnity shall survive the expiration or any earlier termination of this Amendment. Tenant shall cause its insurers under the Road Development Agreement to provide certificates of insurance in favor of the Landlord and the United States as additional named insureds under the liability policies maintained by Tenant with respect to the work being performed under this Amendment.

(vii) Except as provided in Section 4(u), Tenant shall have no obligation to pay for or perform any investigation or remediation of the Remaining Property including, but not limited to, groundwater monitoring. In addition, Tenant shall have no obligation to perform or pay for any investigation or remediation of Hazardous Substances on, under, or about any portion of the NIMA Property for which the United States has retained liability under the Transfer Agreement, except that Tenant, at its sole option, may investigate or remediate such Hazardous Substances to accelerate the completion of construction of the Access Road and in such event the Landlord shall assign to Tenant without recourse any claim the Landlord might have, including but not limited to any claim under the Transfer Agreement and with respect to any available insurance, if applicable, for compensation or other relief from the United States or any third party on account of the foregoing.

(viii) Notwithstanding anything to the contrary contained in this Section 4(r), Tenant and Landlord acknowledge that (a) in order to satisfy requirements applicable to the issuance and administration of tax credits as to the NIMA Property and the Property, the Landlord may be required to directly engage the contractor(s) referred to in this Section, (b) the Landlord may require a dedication of the Access Road Property to the County Highway Department, and (c) the phasing of the remediation of the Property, the Access Road Property and the Remaining Property may need to be adjusted and modified in order to make possible the completion of the Project using maximum possible MDED tax credits. In any of the above events, the parties shall lend all reasonable cooperation to the other in connection with such engagement and/or dedication, as the case may be, so as to implement the work contemplated hereby and to properly coordinate such work with the remaining work being performed by Tenant under the Road Development Agreement. In all events, if a contractor is engaged by the Landlord, Tenant shall agree to guarantee payment to the contractor under the applicable contract with respect to Environmental Remediation of Known Conditions on the Access Road Property. Tenant shall have no obligation to guarantee payment to any such contractor with respect to any work performed or to be performed on the Remaining Property.

(ix) Nothing contained in this Amendment shall be deemed to modify or amend any provision of the Road Development Agreement or waive any rights of the Landlord or Tenant under the Road Development Agreement.”

B. “4(s). Landlord’s NIMA Property Obligations. Landlord hereby agrees as follows:

(i) The Landlord shall use commercially reasonable efforts to timely take or cause to be taken all actions required of it under the Transfer Agreement in order to ensure that the fee simple interest in and to the NIMA Property is transferred to the Landlord, including but not limited to the satisfaction of all monetary terms under the Transfer Agreement. If the United States fails to transfer the NIMA Property the Landlord agrees to take all commercially reasonable actions, both in law and in equity, including, at no expense to Landlord, seeking specific performance of the Transfer Agreement to enforce the Transfer Agreement and to ensure the continued use of the Access Road Property for the Access Road. Landlord will diligently and vigorously pursue such actions. In the event Tenant is required to pay for the legal counsel for Landlord to enforce the Transfer Agreement, legal counsel to the Landlord shall be mutually agreed to by the parties, both parties shall receive copies of all pleadings and correspondence and shall have the opportunity to participate in all strategic decisions with respect to any legal actions and Landlord shall not agree to any settlement of any such action without the prior approval of Tenant which approval shall not be unreasonably withheld.

(ii) The Landlord shall provide full access to the Access Road Property commencing on the date hereof to Tenant and its representatives for its use in connection with the construction of the Access Road. The Landlord also hereby grants (a) Tenant and it agents and consultants, (b) any contractors selected in accordance with Section 4(r)(ii) above, and (c) MDNR and/or any other governmental agencies having jurisdiction over or which are charged with the responsibility of reviewing or otherwise approving Environmental Remediation and/or demolition work on the NIMA Property, full and immediate access to the NIMA Property for the purpose of conducting or overseeing soil investigation, Environmental Remediation and demolition of Building 89004 within the Access Road Property. The foregoing access rights are both subject to: the provisions of Section 4 (r) (i) governing the commencement of work prior to transfer of title to Landlord; and Tenant providing Landlord or its designees with notice and descriptions of the nature, extent and estimated duration of activities that Tenant proposes to undertake on the NIMA Property. The Landlord shall extend to Tenant and its representatives and contractors reasonable cooperation in the performance of such remedial action, demolition, and road construction work at no expense to Landlord, including but not limited to, access to utilities at the NIMA Property and cooperation in application for any required permits or governmental approvals.

(iii) The Landlord shall grant, at no charge, a temporary construction easement to Tenant, permitting contractors, architects, engineers, subcontractors, suppliers and other agents the right to enter onto and use the Access Road Property for the construction of the Access Road and related sewer system and to otherwise satisfy its obligations under the Road Development Agreement.

(iv) Upon completion of part or all of the Environmental Remediation required on the Access Road Property, the Landlord shall enter into any agreements and record any restrictive covenants, easements or other instruments reasonably necessary to establish institutional controls as may be required by MDNR to achieve final site closure of the Access Road Property, provided that such institutional controls will be compatible, and will not prohibit or substantially interfere, with the development, construction, or use of the Access Road as intended by Tenant.

(v) Landlord agrees, at its expense, to cause the Environmental Remediation of Known Conditions and, if required by MDNR, Landlord agrees to pursue all available remedies under the Transfer Agreement to cause the United States, at the expense of the United States, to perform Environmental Remediation of any Unknown Conditions on the Remaining Property to a level or levels sufficient to meet the applicable requirements of MDNR (or any other governmental authority having jurisdiction over or which is charged with the responsibility of approving or otherwise reviewing such remediation work) for issuance of a “no further action letter” or equivalent closure certification considering and allowing for appropriate engineering controls and applicable cleanup levels. Subject to Landlord’s continuing liability to cause such Environmental Remediation, Landlord shall have the right to transfer the Remaining Property and the corresponding responsibilities and expenses for Environmental Remediation of the Remaining Property to third parties in a manner consistent with the Intergovernmental Agreement. Landlord and Tenant shall attempt to coordinate Environmental Remediation of the Access Road Property and the Remaining Property to the extent practicable in order to maximize the efficiency of the Environmental Remediation. In any case, Landlord shall begin environmental remediation of the Remaining Property within 180 days after the transfer of the NIMA Property pursuant to the Transfer Agreement and continuously and diligently proceed with the environmental remediation of the Remaining Property to completion, so as not to unreasonably delay the timing of any tax credits or other benefits to which Tenant may be entitled based on any Environmental Remediation performed or paid for by Tenant in connection with the Project. In the event that the Tenant has completed the Environmental Remediation of Hazardous Substances on the Property and the Known Conditions on the Access Road Property and the Landlord’s Environmental Remediation of the Remaining Property has resulted in written correspondence from MDED threatening the removal of tax credits or the serious diminution of tax credits otherwise available for the NIMA Property, then in such event, subject to a reasonable time for Landlord to address the issues MDED raises in its written correspondence:

(aa) Tenant may proceed to perform Landlord’s Environmental Remediation and offset all costs thereof against the payment of rents to Landlord by Tenant pursuant Section 5(d) of the Lease;

(bb) Tenant may advance to Landlord necessary costs to complete the Environmental Remediation and offset all costs thereof against the payment of rents to Landlord by Tenant pursuant Section 5(d) of the Lease;

(cc) Following transfer of fee simple interest to the Landlord by the United States, Tenant may elect (if the Landlord still holds such fee simple interest) to obtain title to the NIMA Property from the Landlord in which event the Tenant shall assume the obligations of the Landlord to complete the Environmental Remediation of the Known Conditions on the NIMA Property and the Landlord shall cooperate with the Tenant by delivering good title and otherwise complying with Landlord’s obligations under this Agreement and the Intergovernmental Agreement provided, however, Tenant shall assume and be responsible for Landlord’s obligations (including but not limited to any monetary obligations) and in a manner consistent with the Transfer Agreement, Landlord shall transfer and assign to Tenant all of Landlord’s rights (including but not limited to all rights as against the United States) under the Intergovernmental Agreement, the Transfer Agreement, and the IRA and AOC, as applicable;

(dd) Notwithstanding the provisions of Section 4(t) of this Agreement, Tenant may use all remaining proceeds of tax credits to complete Environmental Remediation of Known Conditions on either Phase I, Phase II, or Phase III (as defined below) in Tenant’s discretion;

(ee) Tenant may proceed to utilize any other remedies available to Tenant under this Lease, at law or in equity; and/or

(ff) Landlord agrees, upon the request of Tenant, to join any third party beneficiary action of Tenant against the United States arising because of an MDNR requirement to remediate Unknown Conditions discovered on the NIMA Property and covered under the related covenants of the Transfer Agreement.”

C. “4(t). Tax Credits.

(i) The Landlord (and/or Tenant if determined by Tenant or the Landlord to be in the interest of maximizing the availability of remediation tax credits) shall apply for tax credits issued by the Missouri Department of Economic Development (“MDED”) and/or the MDNR for the benefit of the Environmental Remediation contemplated under the Lease as to the Property and the NIMA Property. Such application shall be prepared by Tenant or be subject to Tenant’s prior review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed. The parties hereto shall cooperate with each other in securing tax credits and other incentives or benefits that may be available under the Missouri Voluntary Cleanup Program and the Missouri Brownfield Redevelopment Program, Mo. Rev. Stat. §§ 447.700 et seq., or any similar state or federal program for any environmental assessment, remediation, or demolition work performed or paid for by any of the parties on any portion of the Property or the NIMA Property. The parties shall jointly advocate and seek approval by MDNR of the Environmental Remediation of Known Conditions on the NIMA Property and the Environmental Remediation of the Property through one or more Remedial Action Plans under which there are three phases with clear objectives that include the Property (Phase I), the Access Road Property (Phase II) and the Remaining Property (Phase III). The parties shall pursue separate issuance of no further action letters (or equivalent) by the designated Phases. To the extent practicable, both parties shall be included in all discussions with the MDED and MDNR regarding tax credits and the Plan related to all Phases.

(ii) Tax credits issued by MDED with respect to the Environmental Remediation of the Property, the Remaining Property and the

Access Road Property contemplated under this Lease shall be sold and the proceeds of each such sale shall be used, applied, assigned, and/or transferred as provided below. Upon MDED’s award of tax credits available for Environmental Remediation, Landlord and Tenant shall prepare a budget allocating the available tax credits among Phases I, II, and III based on each Phase’s pro rata share of the total costs that MDED determines to be eligible for reimbursement. Tax credits so allocated to Phase III shall not be sold, assigned or otherwise transferred or used to reimburse costs attributable to Phases I or II without the express written consent of Landlord. Tax credits so allocated to Phase I and II shall not be sold, assigned or otherwise transferred or used to reimburse costs attributable to Phase III without the express written consent of Tenant. Landlord and Tenant shall each be responsible for carrying the costs of their respective pro rata share of: 1) the earned remediation tax credits that MDED issues only after MDNR issues a “no further action” letter or its equivalent holdback, and 2) any discount between the face value of the tax credits and the actual proceeds from the sale of the tax credits. Subject to the foregoing, as tax credits are issued by MDED for Environmental Remediation as to any Phase, the total face value of the tax credits so issued shall be attributed to the parties for purpose of this Lease, and as between the parties only, in proportion to the amount each party has incurred in actual Environmental Remediation costs that were submitted for consideration to MDED from the date of any previous attribution through the date such tax credits are issued; provided, however, that any costs incurred for Environmental Remediation in connection with Phase I, II or III that MDED determines are ineligible for tax credit reimbursement or for which MDED otherwise disallows the issuance tax credits for any reason shall not be considered in determining an appropriate attribution of tax credits under this Lease. All tax credits attributed to Tenant in accordance with this Lease shall be sold by Landlord at the written direction of the Tenant, and all proceeds from such sale shall be used and applied to reimburse Tenant for costs and expenses of remediating the Property and the Access Road Property. All tax credits attributed to Landlord under this Lease shall be sold by Landlord, and all proceeds from such sale shall be used and applied by Landlord for those costs and expenses of remediating the Remaining Property. The Tenant or the Landlord, as applicable, shall determine when such tax credits attributed to it shall be sold as set forth above. Any administrative expenses or other costs assessed by MDED or other governmental entity that manages the tax credit or other applicable financial incentive program shall be paid by Landlord and Tenant on a pro rata basis based on the parties’ respective portions of the total amount of the applicable incentive.

(iii) The Landlord further acknowledges and agrees that it shall take other cooperative actions, at no expense to Landlord, as reasonably requested by Tenant and its counsel by providing any endorsements or documents that may be reasonably required to facilitate or support the pursuit of financial incentives for any environmental assessment, remediation, or demolition work performed or paid for by any of the parties hereto in accordance with the Transfer Agreement or this Lease. The Landlord makes no representation or warranty regarding the availability or terms of issuance or sale of tax credits or any other governmental incentives.

(iv) In the event that in the course of the environmental remediation of the Property, the Access Road Property, or the Remaining Property, it is determined by the MDNR that additional environmental remediation is required in order to obtain a no further action letter, the Landlord shall apply for additional tax credits in accordance with 4(t)(i) above.’

D. “4(u). Site Fees. The parties are incurring substantial consulting, engineering, environmental and other development expenses necessary to acquire and develop the NIMA Property. Pursuant to Section 2 of the Second Amendment to Lease and Development Agreement, the Tenant has paid for certain of these expenses that are designated as the NIMA Site Fees. Notwithstanding anything in the Second Amendment to Lease and Development Agreement to the contrary, the parties agree that payment of all fees and expenses of Spencer Fane Britt & Brown and EOI paid by the Tenant prior to the date of this Amendment, application and administrative fees assessed by MDNR and MDED, the cost of the ALTA survey on the NIMA Property and all other costs attributable to the NIMA Property incurred previous to the date of the transfer of the NIMA Property to the Landlord pursuant to the Transfer Agreement, including additional fees and expenses of Spencer Fane Britt & Brown and EOI agreed to in advance by Tenant, shall be advanced by Tenant and reimbursed by Landlord to Tenant based on an apportionment between the Landlord and the Tenant on the basis of the pro rata square footage of the Access Road Property and the Remaining Property as compared to the total square footage of the NIMA Property. In addition, subject to Tenant’s approval of the terms and form of the letter of credit which Landlord is providing under the Transfer Agreement and which will provide for customary reductions as the NIMA Property is remediated (which shall not be unreasonably withheld or delayed), Tenant shall pay that portion of the letter of credit fees equal to the Tenant’s prorata portion of the costs for the Environmental Remediation of Known Conditions on the Access Road Property compared to the total costs for the Environmental Remediation of Known Conditions for all NIMA Property based on the budget prepared by EOI ; provided, however, that as the principal amount of the Letter of Credit is reduced; Tenants obligation to pay Letter of Credit Fees shall be reduced in proportion to the amount Tenant has expended to remediate the Access Road Property compared to the total amount that has been expended to remediate the NIMA Property and further provided that Tenant’s responsibility for any letter of credit fees shall cease upon Tenant’s receipt of a no further action letter from the MDNR for the Access Road Property.”

E. “4(v). NIMA Payments. All payments made by Tenant to Landlord in connection with the acquisition of the NIMA Property, the environmental remediation and the preparation of the Access Road Property for the Project Roadway, including but not limited to the demolition of improvements on the NIMA Property, but only to the extent such payments have not been reimbursed to Tenant pursuant to Section 4(u) or through the proceeds from the sale of tax credits, shall be credited in full against the $300,000,000 aggregate investment requirement and the $20,000,000 budget to construct the Project Roadway and the other off-site improvements and the designated Community Facilities.”

7. Prepaid Rent/Deposits. Notwithstanding anything to the contrary in Section 1(c) regarding the escrow of Prepaid Rent, First Deposit and Second Deposit, is hereby waived by Tenant and the Escrow Agent is hereby authorized and directed to release the Prepaid Rent, First Deposit and Second Deposit from Escrow as payment to reimburse Landlord for the expenses of planning and development of the NIMA Property.

8. Payment of Annual Rent. Section 5(d) is hereby modified to read as follows:

“(d) Payment of Annual Rent. In consideration of Tenant’s agreement to release the Prepaid Rent, the First Payment and the Second Payment to the Landlord to reimburse Landlord for planning and development of the NIMA Site, Tenant shall be given full credit in the amount of $2,500,000 toward payment of the $4,000,000 Minimum Rent due in the first year of the term of the Lease. Beginning on the tenth day of the month after the third full month of operation and on or before the tenth day of each month thereafter to and including the last month of first year of the Term, Tenant shall pay to Landlord the amount of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($166,666.66) and thereafter Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($333,333.33) per month until the end of the Term, as Minimum Rent. On or before the 45th day following the end of each calendar year following the Commencement Date, Tenant shall pay to Landlord an amount equal to 2.5% of AGR less the total monthly payments of Minimum Rent made for such year. Tenant shall report AGR to Landlord on a yearly basis in accordance with the provisions of Section 13. If the Tenant shall owe Minimum Rent to the Landlord for a partial month under the terms of the Lease, the payments thereof shall be made pro rata on the basis of the number of actual days due and owing.”

9. Representation of the Landlord. Landlord has delivered to Tenant full an complete copies of each of the following environmental reports and assessments of the NIMA Property: (i) Phase I Environmental Baseline Survey performed by URS Greiner Woodward Clyde dated August 2000, as revised in October 2004; (ii) Phase II Environmental Baseline Survey performed by UR Greiner Woodward Clyde dated October 2004; and (iii) a Site Investigation performed by Environmental Operations, Inc. in 2005 (the “Reports”). To Landlord’s knowledge the Reports are true and correct and Landlord has no knowledge of any matters of environmental concern on the NIMA Property that are not addressed in the Reports. Attached as Exhibit D is the remedial action plan, including a risk assessment, submitted to MDNR to address the Environmental Remediation of Known Conditions on the NIMA Property as identified in the Reports. Figure 4 of such Remedial Action Plan reflects the areas of Known Conditions that the Landlord has agreed under the Transfer Agreement to remediate in accordance with the AOC and/or the IRA if applicable. Attached as Exhibit E is a copy of Figure 4 from the Remedial Action Plan that has been marked to reflect those known areas of environmental concerns that are within the boundaries of the Access Road Property.

10. Full Force and Effect/Binding Upon Parties/Successors and Assigns. Except as modified and amended by this Amendment, the Lease and Development Agreement shall remain in full force and effect in accordance with its terms. Unless the context otherwise indicates, all other terms and conditions of the Lease and Development Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

11. Counterparts. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

LANDLORD: ST. LOUIS COUNTY PORT AUTHORITY

By:	/s/ Dennis G. Coleman
Name:	Dennis G. Coleman
Title:	Executive Director

APPROVED AS TO FORM:

TENANT:
PINNACLE ENTERTAINMENT, INC.

By:	/s/ Wade Hundley
Name:	Wade Hundley
Title:	President

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